CUMBERLAND RESOURCES LTD.

950 – 505 Burrard Street

Vancouver, BC  V7X 1M4

(604) 608-2557

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of the Shareholders of Cumberland Resources Ltd. (hereinafter called the “Company”) will be held in the Georgia A Room of the Hyatt Regency Hotel at 2nd

1.

To receive the audited financial statements of the Company for the fiscal year ended December 31, 2004 (with comparative statements relating to the preceding fiscal period) together with the report of the auditors therein;

2.

To fix the number of directors at seven (7);

3.

To elect two (2) directors and fix their terms;

4.

To appoint the auditors; and

5.

To transact such further or other business as may properly come before the meeting or any adjournment or adjournments thereof.

Accompanying this Notice is an Information Circular, a form of Proxy and a Financial Statement Request Form.  The accompanying Information Circular provides information relating to the matters to be addressed at the meeting and is incorporated into this Notice.  The Company will have copies of its audited financial statements for the fiscal year ended December 31, 2004, including Management’s Discussion and Analysis of Operating Results, available for review at the Meeting.

Shareholders are entitled to vote at the Meeting either in person or by proxy.  Those who are unable to attend the Meeting are requested to read the notes to the enclosed form of Proxy and then to, complete, sign and mail the enclosed form of Proxy in accordance with the instructions set out in the Proxy and in the Information Circular accompanying this Notice.

DATED at Vancouver, British Columbia, this 25th day of April, 2005.

BY ORDER OF THE BOARD

(signed) “Kerry M. Curtis”

President, CEO and Director